GIRO GOLDFIELDS SPRL

Audit report on the financial statements as of December 31, 2013

GIRO GOLDFIELDS SPRL AUDIT REPORT ON THE FINANCIAL STATEMENTS PERIOD : ENDED AS AT DECEMBER 31, 2013 Kinshasa, January 2014

GIRO GOLDFIELDS SPRL

Audit report on the financial statements as of December 31, 2013

INDEPENDENT AUDITORS’ REPORT

FOR THE FINANCIAL PERIOD ENDED 31 DECEMBER 2013

Dear Sirs,

1.

We have audited the financial statements of GIRO GOLDFIELDS S.P.R.L. which comprise the statement of financial position as at 31 December 2013 with a total of USD 6,794,578.66, the statement of comprehensive income with a net loss of USD -2,087,242.80, and the statement of cash flows for the period and a summary of significant accounting policies and other explanatory information stated along the lines of US GAAP. We also examined the company’s compliance with the articles of association, laws and regulations.This report is made solely to the Company’s shareholder, as a body, in accordance with The Democratic Republic of Congo law. Our audit work has been undertaken so that we might state to the Company’s shareholder those matters we are required to state to them in an auditor’s report and for no other purpose.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS

The Directors are responsible for the preparation and fair presentation of these financial statements in accordance with US GAAP and in compliance with the requirements applicable to The Democratic Republic of Congo law. They are also responsible for such internal control as they determine that it is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ REPONSIBILITIES

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

2.

We conducted our audit in accordance with the International Standards of Auditing issued by the International Federation of Accountants (IFAC) and with law and regulation prevailing in DRC. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a tests basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION ON THE FINANCIAL STATEMENTS

In our opinion, the financial statements on pages 8 to 19 give a true and fair view of the financial position of GIRO GOLDFIELDS S.P.R.L at 31 December 2013, and of its financial performance and cash flows for the period then ended in accordance with US GAAP. In addition, GIRO GOLDFIELDS SPRL complied with the articles of association, laws and regulations applicable to the company.

/s/ Jean-Pierre NZAU

Réviseur Comptable, IRC/RDC

GIROGOLDFIELDS SPRL

Immeuble ex CCIC, 4ème,

119, Boulevard TSHATSHI

Kinshasa-Gombe

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013

I. FINANCIAL  STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2013

GIROGOLDFIELDS SPRL

Immeuble ex CCIC, 4ème,

119, Boulevard TSHATSHI

Kinshasa-Gombe

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013

STATEMENT OF COMPREHENSIVE INCOME

FOR THE FINANCIAL PERIOD ENDED 31 DECEMBER 2013

(Expressed in USD)

		Period from
	Notes	Incorporation to
		31 December 2013

Revenue		0,00
Operating expenses	3	-77,636.17
GROSS PROFIT/LOSS		-77,636.17

Administrative expenses	4	-2,009,606.63

OPERATING LOSS		-2,087,242.80
Finance costs		0.00
LOSS BEFORE TAX		-2,087,242.80
Income tax expense	10	0.00
LOSS FOR THE PERIOD		-2,087,242.80

OTHER COMPREHENSIVE INCOME		0.00
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		-2,087,242.80

Loss attributable to:
Owners of the Company		-2,087,242.80
Non-controlling interest		0
LOSS FOR THE PERIOD		-2,087,242.80

Total comprehensive income attributable to:
Owners of the Company		-2,087,242,80
Non-controlling interest		0
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		-2,087,242,80

Notes 3 to 10 are an integral part of the financial statements

GIROGOLDFIELDS SPRL

Immeuble ex CCIC, 4ème,

119, Boulevard TSHATSHI

Kinshasa-Gombe

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013

STATEMENT OF FINANCIAL POSITION

AS AT 31 DECEMBER 2013

(Expressed in USD)

ASSETS	Notes	31/12/2013
NON CURRENT ASSETS	-	0

CURRENT ASSETS
Accounts receivable		5,794,578.66
Receivable from shareholders		350,000.00
Intercompany debtors	5	4,332,178.66
Accrued assets	6	1,112,400.00

Cash and bank balances		1,000,000.00
Bank accounts		1,000,000.00

TOTAL ASSETS		6,794,578.66

SHARHOLDERS’ EQUITY & LIABILITIES	Notes	31/12/2013

SHAREHOLDER EQUITY		-1,087,242.80

Share capital	7	1,000,000.00
Net (Loss) income		-2,087,242.80

LONG TERM LIABILITIES		0

CURRENT LIABILITIES		7,881,821.46
Intercompany Payable	8	4,269,421.46
Other liabilities	9	2,500,000.00
Accrued liabilities	6	1,112,400.00

TOTAL EQUITY AND LIABILITIES		6,794,578.66

Notes 3 to 10 are an integral part of the financial statements

GIROGOLDFIELDS SPRL

Immeuble ex CCIC, 4ème,

119, Boulevard TSHATSHI

Kinshasa-Gombe

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013

STATEMENT OF CASH FLOWS

FOR THE FINANCIAL PERIOD ENDED 31 DECEMBER 2013

(Expressed in USD)

2013
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period before taxation	-2,087,242.80

Adjustments for:
Increase in Receivable	-5,794,578.66

Increase in Payable	7,881,821.46

Net cash generated from operating activities	0.00

CASH FLOWS FROM INVESTING ACTIVITIES
Payments to acquire property, plant and equipment	0

Net cash used/ from in investing activities	0

CASH FLOW FROM FINANCING ACTIVITIES
Gross proceeds from issue of equity share capital	1,000,000.00

Net cash generated from financing activities	1,000,000.00

Net Increase cash for the period	1,000.000.00

Cash and cash equivalents as at beginning of the year	0

CASH AND CASH EQUIVALENTS AS AT 31 DECEMBER 2013	1,000,000,00

Notes 3 to 10 are an integral part of the financial statements

GIROGOLDFIELDS SPRL

Immeuble ex CCIC, 4ème,

119, Boulevard TSHATSHI

Kinshasa-Gombe

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013

II. NOTES TO THE FINANCIAL STATEMENTS FOR THE FINANCIAL PERIOD ENDED DECEMBER 31, 2013

GIROGOLDFIELDS SPRL

Immeuble ex CCIC, 4ème,

119, Boulevard TSHATSHI

Kinshasa-Gombe

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013

1.  PRESENTATION OF THE COMPANY

GIRO GOLDFIELDS SPRL “the Company” is a private limited company, incorporated and registered in compliance to the Laws of the Democratic Republic of The Congo (DRC). As of December 31, 2013, its share capital amounts to USD 1.000.000, with 1.000 shares and are held by SOKIMO (35%) and AMANI CONSULTING SPRL (65%).

The company’s corporate object is to carry out all mining activities as per the Mining Code of the DRC, including research, exploration, mining, transport and sale of gold.

2.  ACCOUNTING POLICIES

Basis of preparation

The financial statements are prepared under the going concern basis and in accordance with US GAAP as adopted by the Company. The financial statements are presented in US Dollars.

The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted by the Company are set out in note 2

Going concern

Liquidity is managed at group level using funds from the shareholder. Having considered the current economic environment, and the financial support received from the parent company, the Directors have a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future. Thus they therefore continue to adopt the going concern basis in preparing its financial statements.

Foreign currencies

The financial statements are prepared in US Dollars, which is the Company's functional and presentational currency.  Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction.  Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the statement of financial position date.  All differences are taken to the income statement.  Non monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

3.  OPERATING EXPENSES

A detail of operating expenses is as follow:

13/12/31
Supplies expenses	-500.00
Transports expenses	-2,174.00
Other operating expenses	-74,962.17
Total	-77,636.17

GIROGOLDFIELDS SPRL

Immeuble ex CCIC, 4ème,

119, Boulevard TSHATSHI

Kinshasa-Gombe

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013

4.  ADMINISTRATIVE EXPENSES

An analysis of the administrative expenses is as follows:

13/12/31
OTHER EXPENSES	-1,600,000.00
INDIRECT TAXES	-409,606.63
Total	2,009,606.63

Amount of other expenses is in relation of “Pas de porte” paid to “SOKIMO”

5.  INTERCOMPANY DEBTORS

13/12/31
Associate AMANI	3,500,000.00
Associate SOKIMO	832,178.66
TOTAL	4,332,178.66

Giro has to receive from shareholder AMANI, as per Joint Operating Agreement, the amount due to DRC Government (USD 2,500,000.00) and the enterprise SOKIMO (USD 1,.000,000), concerning the “Pas de porte” as stated in liabilities.

SOKIMO Sprl has received a loan used in a paiement to CAMI (Mining Administration) for validation of its Licence Registers.

6.  ACCRUED ASSETS & LIABILITIES

This is the financial support received from the parent company without justification at year end (USD 1,112,400).

7.  SHARE CAPITAL

As at December 31, 2013, GIRO GOLDFIELDS sprl capital share is represented by 1,000 nominative ordinary shares owned by AMANI CONSULTING SPRL and SOKIMO s.a.r.l. fully paid and analysed as follows:

Share holders	Nr of shares	%	Amount USD
Ordinary shares
AMANI CONSULTING SPRL	650.00	65	650,000
SOKIMO SPRL	350.00	35	350,000
	1,000.00	100	1,000,000

GIROGOLDFIELDS SPRL

Immeuble ex CCIC, 4ème,

119, Boulevard TSHATSHI

Kinshasa-Gombe

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013

8.  INTERCOMPANY PAYABLE

13/12/31
Associate Amani	3,269,421.46
Creditor Sokimo	1,000,000.00
TOTAL	4,269,578.46

This heading reflects the amount of funds advanced from the shareholder AMANI, for the purpose of funding exploration activities.

The loan (USD 3,269,421.00) is unsecured, bears no interest and has no fixed payment date.

According to Article 9.1 of Joint Operating Agreement, between SOKIMO and AMANI, AMANI CONSULTING SPRL Company agrees to pay the sum of five million U.S. dollars (USD 5,000,000) as door step on the Project area

This amount will be payable as follows:

50%, or USD 2,5 million will be paid to the State of the DRC (see note 9 below);

50%, or USD 2,5 million will be paid to SOKIMO. As at December 31, 2013, amount due to SOKIMO is USD 1,5 million.

9.  OTHER LIABILITIES

USD 2,500,000 represents the AMANI CONSULTING SPRL commitment to the DRC State in terms of "Pas de porte” as mentioned above, note 8.

10.  INCOME TAX EXPENSE

The company in its first period of operations was loss making and as a result has no tax liability. The Directors have recognised no deferred tax asset on the basis that future profitability is uncertain.

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